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                                                                    May 31, 1995


                        SCHWITZER, INC. COMPLETES MERGER
                   WITH KUHLMAN CORPORATION AND REDEEMS RIGHTS


          Schwitzer, Inc. (NYSE:SCZ) today announced that its previously announced merger with and into a wholly-owned subsidiary of Kuhlman Corporation, a New York Stock Exchange listed company, has become effective, following approval by the stockholders of both companies at their annual meetings held earlier today.

          Transmittal materials, including a Letter of Transmittal, for use in exchanging certificates evidencing Schwitzer Common Stock for certificates evidencing Kuhlman Common Stock will be mailed to Schwitzer stockholders as promptly as practicable.

          Schwitzer also announced the redemption, effective May 31, 1995, of all of the outstanding common stock purchase rights issued pursuant to a Rights Agreement dated April 14, 1989 for a redemption price of $0.01 per right.

          Schwitzer, Inc. is engaged in the design, manufacture and marketing of industrial products, including turbochargers, fan drives, cooling fans and crankshaft vibration dampers, for enhancing the efficiency of diesel and gasoline engines. Kuhlman Corporation is a holding company involved in the manufacturing of electrical and electronic wire and cable products; distribution, power and instrument transformers; and spring products.

For further information, contact:

                    Schwitzer, Inc.
                    Highway 191
                    Brevard Road, P.O. Box 15075
                    Asheville, North Carolina 28813
                    (704) 684-4014